Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
Registration Statement under the Securities Act of 1933
(Form Type)
Cipher Mining Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c)	10,438,413 (1)	$4.10	$42,797,493.3	0.00015310	$6,552.30

	Total Offering Amounts					$42,797,493.3		$6,552.30

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,552.30

(1)
Consists of up to 10,438,413 shares of common stock of the registrant to be offered and sold by a selling securityholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and the low prices as reported on the Nasdaq Global Select Market on February 25, 2025, which is a date within five business days prior to the filing of this registration statement.